Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-135239, 333-134379, 333-133470, 333-130848,  333-130846, 33-60173 and 333-70408) pertaining to the Atlantic Southeast Airlines, Inc. Investment Savings Plan, SkyWest, Inc. 2006 Long Term Incentive Plan, 2004 Restatement of the SkyWest, Inc. Retirement Plan, 2006 Employee Stock Purchase Plan, 1995 Employee Stock Purchase Plan and the 2001 Allshare Stock Option Plan and Executive Stock Incentive Plan, respectively, of SkyWest, Inc. and subsidiaries, of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedule of SkyWest, Inc. and subsidiaries, SkyWest, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SkyWest, Inc., included in this Annual Report (Form10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Salt Lake City, Utah
February 27, 2007